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Exhibit 99.2

Dear Mike,

As we have discussed, Merck Frosst Canada & Co. ("Merck") and NitroMed, Inc ("NitroMed") have mutually agreed to terminate the Research Collaboration and License Agreement dated December 12, 2002 (the "Agreement"). The termination is related to Merck's voluntary worldwide withdrawal of VIOXX and the termination of the Phase II clinical trial of NO-VIOXX due to safety issues with VIOXX.

Accordingly, Merck and NitroMed have reached the following agreement:

  1.
  Notwithstanding the provisions of Article 8 of the Agreement, Merck and NitroMed agree that the Agreement shall terminate effective as of the date this letter is countersigned by NitroMed. As a result of such termination, (i) all rights and licenses granted by NitroMed to Merck under Patent Rights, NitroMed Information and Inventions, NitroMed's rights to Joint Information and Inventions and NitroMed Know-How and (ii) all obligations of the Parties except as specifically provided in this letter, shall terminate as of the date this letter is countersigned by NitroMed.

  2.
  In consideration for NitroMed's agreement to termination of the Agreement, Merck shall pay NitroMed for the FTE's that Merck was obligated to pay for through the end of the Research Term. As a result, Merck shall pay Nitromed, within ten (10) business days after the effective date of the Agreement termination as provided in paragraph 1, one million eight hundred thousand U.S. dollars ($US 1.8 million).

  3.
  Within thirty (30) days after the effective date of the Agreement termination as provided in paragraph 1, Merck and NitroMed shall each provide to the other party a final written report containing the information set forth in Section 2.6.3 of the Agreement.

  4.
  Merck and NitroMed will hold a final face to face meeting on a mutually agreeable date prior to December 31, 2004 to review the clinical studies and the research program.

  5.
  With regard to expenses incurred in the filing, prosecution and maintenance of the COX-2 Compound Specific Patent Rights between the Agreement termination date and December 31, 2005 that are reimbursable by Merck pursuant to Section 7.1(e) of the Agreement, NitroMed shall submit to Merck invoices of such expenses pursuant to the provisions of Section 7.1(e) of the Agreement, and Merck shall remit to NitroMed such reimbursable amounts within 30 days after receipt of such invoice. Merck shall bear no responsibility for any such expenses incurred by NitroMed after December 31, 2005.

  6.
  The provisions of the Agreement set forth in Section 8.4 of the Agreement shall survive termination of the Agreement.

  7.
  All capitalized terms in this letter agreement that are not defined herein shall have the meaning provided in the Agreement.

Despite the unfortunate circumstances resulting in the termination of this collaboration, it has been a pleasure to work with NitroMed over the past 2 years. We look forward to another opportunity to collaborate together.

Sincerely,
/s/  JUDY LEWENT

If the above reflects the understanding of Nitromed regarding the termination of the Agreement, please countersign below and send one original signed copy of this letter to me.

NitroMed, Inc.

By:
Name: Title:

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  Exhibit 99.2